EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 6, 2004 (except for Notes 2 and 7 for which the date is April 30, 2004, Note 10 for which the date is March 12, 2004, and Note 15 for which the date is June 1, 2004), relating to the financial statements and financial statement schedules of Carrols Holdings Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

Syracuse, New York

June 18, 2004